Exhibit 23.4

July 31, 2023

Daniel D. Nelson

Chief Executive Officer

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

RE:	409A Valuation Reports

Dear Mr. Nelson,

This letter acknowledges the authorization provided by Scalar, LLC (“Scalar”) to Signing Day Sports, Inc. (“Signing Day Sports”), whereby Scalar consents to the use of their reports titled “409A Valuation Final Opinion as of August 31, 2022” and “409A Valuation Final Opinion as of March 31, 2023” (collectively, “Reports”) in the registration statement on Form S-1, including all amendments thereto, and related prospectus of Signing Day Sports for the registration of shares of Signing Day Sports’s common stock (the “Registration Statement”).

This letter further certifies that the references contained in the Registration Statement above are accurate depictions of the Reports and provides Scalar’s consent to the inclusion of this letter as an exhibit to the Registration Statement.

Sincerely,

Scalar, LLC

Signature:	/s/ Matthew Tillotson

Print Name:	Matthew Tillotson

Title:	Managing Partner